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                                                                   EXHIBIT 10.49

                           CRITICAL THERAPEUTICS, INC.

           NON-EMPLOYEE DIRECTOR COMPENSATION AND REIMBURSEMENT POLICY

                            EFFECTIVE JANUARY 1, 2006

Each member of the Board of Directors (the "Board") of Critical Therapeutics, Inc. (the "Corporation") who is not an employee of the Corporation (a "Non-Employee Director") will receive the following fees:

      * $3,000 for each meeting of the Board, up to a maximum of five in any calendar year, that the Non-Employee Director attends in person;

      * $1,500 for each meeting of any committee of the Board on which the director serves that the Non-Employee Director attends in person; and

      * $1,000 for each meeting of the Board or any committee of the Board on which the director serves that the Non-Employee Director attends by teleconference.

The chair of the Audit Committee of the Board will receive an annual fee of $6,500, the chair of the Compensation Committee of the Board will receive an annual fee of $6,000 and the chair of our Nomination and Corporate Governance Committee will receive an annual fee of $5,000. The Lead Independent Director will receive an annual fee of $7,000. All fees for committee chairs and the Lead Independent Director shall be paid at the beginning of each calendar year (payments for partial years shall be made on a pro rata basis). All fees for Board and committee meetings and teleconferences shall be paid shall be on a quarterly basis retrospectively.

Each Non-Employee Director will also receive (i) a nonstatutory option under the Corporation's 2004 Stock Incentive Plan, as amended, or other stock incentive plan approved by the Board and stockholders of the Corporation, to purchase up to 25,000 shares of the Corporation's common stock ("Common Stock") upon his or her initial election to the Board and (ii) a nonstatutory option to purchase up to 15,000 shares of Common Stock at each year's annual meeting after which he or she continues to serve as a director (such option to be pro-rated for partial years at an amount equal to 1,250 shares for each full month of service from the date of election to the Board until the date of the first annual meeting).

The per share exercise price of each Non-Employee Director option shall equal the closing price of the Common Stock on the NASDAQ National Market (or on the principal market on which the Common Stock is traded if other than the NASDAQ National Market), on the date of grant (or if no such price is reported on such date, such price as reported on the nearest preceding date). Such options shall have a ten-year term. The shares subject to these options become exercisable in 36 equal monthly installments beginning one month from the date of grant. The shares subject to these options shall be subject to appropriate adjustment for stock splits, combinations, recapitalizations, and other similar events affecting the Common Stock.

The Corporation shall reimburse each Non-Employee Director for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

The Corporation shall pay all reasonable expenses related to continuing director education; provided, however, that the Corporation shall pay only a pro rata portion of such expenses if such Non-Employee Director serves on any additional public company boards.